Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	September 30,	June 30,
	2007	2007
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$7,776	$15,265
Accounts receivable
Oil and natural gas sales	56,396	55,763
Joint interest billings	23,104	14,377
Insurance and other	12,375	935
Prepaid expenses and other current assets	30,448	17,678
Royalty deposits	9,305	2,175
Derivative financial instruments	10,729	17,131
Total Current Assets	150,133	123,324

Property and Equipment
Oil and Gas Properties – full cost method of accounting, net of accumulated depreciation, depletion, and amortization	1,502,625	1,491,685

Other Assets
Advances to affiliates	2,446	-
Derivative financial instruments	1,634	616
Deferred income taxes	-	355
Debt issuance costs, net of accumulated amortization	19,502	20,986
Total Other Assets	23,582	21,957

Total Assets	$1,676,340	$1,636,966

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$80,370	$79,559
Advances from joint interest partners	1,716	2,026
Accrued liabilities	49,257	24,939
Deferred income taxes	1,044	-
Derivative financial instruments	9,356	1,480
Note payable	14,739	-
Current maturities of long-term debt	5,432	5,369
Total Current Liabilities	161,914	113,373
Long-term debt, less current maturities	1,043,561	1,045,090
Deferred income taxes	9,999	14,869
Asset retirement obligations	65,596	63,364
Derivative financial instruments	5,950	4,573
Total Liabilities	1,287,020	1,241,269
Commitments and Contingencies (Note 10)
Stockholder’s Equity
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 issued and outstanding
at September 30, 2007 and June 30, 2007	1	1
Additional paid-in capital	362,562	362,562
Retained earnings	32,568	30,370
Accumulated other comprehensive income (loss), net of tax	(5,811)	2,764
Total Stockholder’s Equity	389,320	395,697

Total Liabilities and Stockholder’s Equity	$1,676,340	$1,636,966

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006

Revenues
Oil sales	$86,723	$35,152
Natural gas sales	52,323	30,665
Total Revenues	139,046	65,817

Costs and Expenses
Lease operating expense	30,002	14,681
Production taxes	1,960	811
Depreciation, depletion and amortization	69,445	27,534
Accretion of asset retirement obligation	1,755	871
General and administrative expense	5,513	5,062
Loss (gain) on derivative financial instruments	1,679	(705)
Total Costs and Expenses	110,354	48,254

Operating Income	28,692	17,563

Other Income (Expense)
Interest income	456	167
Interest expense	(25,803)	(14,847)
Total Other Income (Expense)	(25,347)	(14,680)

Income Before Income Taxes	3,345	2,883

Provision for Income Taxes	1,147	1,031

Net Income	$2,198	$1,852

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006

Cash Flows from Operating Activities
Net income	$2,198	$1,852
Adjustments to reconcile net income to net cash provided by
operating activities:
Deferred income tax expense	1,147	1,031
Change in derivative financial instruments	(22)	3,331
Accretion of asset retirement obligations	1,755	871
Depletion, depreciation, and amortization	69,445	27,534
Write-off and amortization of debt issuance costs	1,068	5,367
Changes in operating assets and liabilities:
Accounts receivables	(19,335)	(20,120)
Prepaid expenses and other current assets	(29,152)	(5,728)
Accounts payable and other liabilities	50,781	5,574
Affiliates’ payable	-	2,041
Net Cash Provided by Operating Activities	77,885	21,753

Cash Flows from Investing Activities
Acquisitions	(3,521)	(301,177)
Capital expenditures	(78,361)	(45,452)
Insurance payments received	-	4,581
Other-net	28	2 2,540
Net Cash Used in Investing Activities	(81,854)	(339,598)

Cash Flows from Financing Activities
Proceeds from long-term debt	20,000	269,000
Payments on long-term debt	(20,000)	(14,625)
Advances from (to) affiliates	(2,446)	68,903
Debt issuance costs	-	(4,741)
Payments on put financing and other	(1,074)	(833)
Net Cash Provided by (Used in) Financing Activities	(3,520)	317,704

Net Decrease in Cash and Cash Equivalents	(7,489)	(141)

Cash and Cash Equivalents, beginning of period	15,265	4,144

Cash and Cash Equivalents, end of period	$7,776	$4,003

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous period include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income or stockholder’s equity.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2007.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Accordingly, our accounting estimates require exercise of judgment. While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Note 2 – Recent Accounting Pronouncements

New Accounting Standards. We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”) Accounting for Uncertainty in Income Taxes which is an interpretation of SFAS No. 109 Accounting for Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We believe that FIN 48 may have an impact on our financial statements when there is uncertainty regarding a certain tax position taken or to be taken. In such a situation, the provisions of FIN 48 will be utilized to evaluate, measure and record the tax position, as appropriate. We adopted the provisions of FIN 48 effective July 1, 2007 and the adoption did not have a material impact on our consolidated financial statements.

Accounting for Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS No. 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied except for, among other items, a financial instrument that was measured at fair value at initial recognition under Statement 133 using the transaction price in accordance with the guidance in footnote 3 of Issue 02-3 prior to initial application of SFAS No. 157. We are currently evaluating the impact of SFAS No. 157.

Accounting for Registration Payment Arrangements. In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and SFAS Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. This FSP did not impact our consolidated financial statements.

Accounting for the Fair Value Option for Financial Assets and Financial Liabilities. In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS No. 159 requires that we report unrealized gains and losses on items for which we elect the fair value option in earnings. We are required to adopt the provisions of SFAS No. 159 beginning with our first fiscal quarter in fiscal 2009, although the FASB permits earlier adoption. We are currently evaluating the impact of SFAS No. 159 and whether to early adopt its provisions.

Note 3 – Acquisitions

In July 2007, we acquired from ExxonMobil for $3.5 million their interest in the East Cameron 334/335 Field in the Gulf of Mexico.  We had previously acquired an interest in this field from Pogo Producing Company.

On June 7, 2006, we entered into a definitive agreement with a number of sellers to acquire certain oil and natural gas properties in Louisiana (the “Castex Acquisition”).  We closed the Castex Acquisition on July 28, 2006.  Our cash cost of the acquisition was approximately $311.2 million.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on July 28, 2006 ( in thousands ):

Oil and natural gas properties	$318,024
Asset retirement obligations	(5,518)
Cash paid, including acquisition costs of $1,362	$312,506

The following summarized unaudited pro forma financial information for the three months ended September 30, 2006 assumes that the Castex Acquisition had occurred on July 1, 2006. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of July 1, 2006 or the results that will be attained in the future (in thousands).

Revenues	$71,515
Operating Income	16,243
Net Loss	(180)

Note 4 – Property and Equipment

Property and equipment consists of the following (in thousands):

	September 30,	June 30,
	2007	2007
Oil and gas properties
Proved properties	$1,492,904	$1,412,890
Less: Accumulated depreciation, depletion and amortization	234,632	165,186
Proved properties – net	1,258,272	1,247,704
Unproved properties	244,353	243,981
Oil and gas properties – net	$1,502,625	$1,491,685

Note 5 – Long-term Debt

Long-term debt follows (in thousands):

	September 30,	June 30,
	2007	2007

First lien revolver	$292,024	$292,024
High yield facility	750,000	750,000
Put premium financing	6,969	8,435
Total debt	1,048,993	1,050,459
Less current maturities	5,432	5,369
Total long-term debt	$1,043,561	$1,045,090

Aggregate future maturities of long-term debt for the years ended September 30 are as follows: 2008-$5.4 million; 2009-$1.6 million; 2010-$0.0 million; 2011-$292.0 million; 2012-$0.0; thereafter-$750.0 million.

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007.  This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made to us by our parent, all of the margins above will be subject to a 0.25 percent reduction. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million, of which approximately $292.0 million was borrowed as of September 30, 2007.

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit our total leverage ratio to be more than 3.5 to 1.0 (3.75 to 1.0) for the quarter ending September 30, 2007, our interest rate coverage ratio to be less than 3.0 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.

On November 19, 2007, we amended our Amended and Restated First Lien Credit Agreement (refer to Note 11 – Subsequent Events.)

High Yield Facility

On June 8, 2007 we completed a $750 million offering of 10 percent Senior Notes due 2013. The notes are guaranteed by our parent and each of our existing and future material domestic subsidiaries. We have the right to redeem the notes (refer to Note 11 – Subsequent Events) under various circumstances and will be required to make an offer to repurchase the notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of September 30, 2007 and June 30, 2007, our outstanding hedge financing totaled $7.0 million and $8.4 million, respectively.

Interest Expense

Interest expense for the three months ended September 30, 2007 was $25.8 million, which includes $1.1 million amortization of debt issuance costs, interest expense of $24.2 million associated with the high yield facility and the first lien revolver and $0.5 million associated with the put premium financing and other. Interest expense for the three months ended September 30, 2006 was $14.8 million, which includes $5.4 million write-off and amortization of debt issuance costs, $9.0 million related to the first and second lien facilities and $0.4 million associated with the put premium financing and other.

Note 6 – Note Payable

In July 2007, we entered into a $17.9 million note payable with AFCO Credit Corporation to finance a portion of our insurance premiums. The note is payable in 11 monthly installments of $1,671,608, including interest at an annual rate of 4.95%, beginning August 1, 2007.

Note 7 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (“ARO”) (in thousands):

Total balance at June 30, 2007	$75,829
Liabilities acquired	6,506
Liabilities incurred	1,605
Liabilities settled	(3,347)
Revisions in estimated cash flows	(6,257)
Accretion expense	1,755
Total balance at September 30, 2007	76,091
Less current portion	10,495
Long-term balance at September 30, 2007	$65,596

Note 8 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2007 resulted in an increase in crude oil and natural gas sales in the amount of $9.5 million. For the three months ended September 30, 2007, we recognized a gain of approximately $0.3 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $1.7 million and an unrealized loss of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2006 resulted in an increase in crude oil and natural gas sales in the amount of $2.1 million. For the three months ended September 30, 2006, we recognized a loss of approximately $0.8 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $0.1 million and an unrealized gain of approximately $1.4 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

As of September 30, 2007, we had the following contracts outstanding:

	Crude Oil				Natural Gas					Total
				Total				Total		Fair Value
	Volume	Contract	Asset	Fair Value	Volume	Contract	Asset	Fair Value	Asset	Gain / (Loss)
Period	(MBbls)	Price (1)	(Liability)	Gain / (Loss)	(MMMBtus)	Price (1)	(Liability)	Gain / (Loss)	(Liability)	(2)
			(In thousands)				(In thousands)		(In thousands)
Puts (3)
10/07 - 9/08	127	$60.00	$33	$(287)	6,410	$8.00	$5,077	$155	$5,110	$(132)
10/08 - 9/09	26	60.00	37	(39)	1,280	8.00	860	(83)	897	(122)
			70	(326)			5,937	72	6,007	(254)
Swaps
10/07 - 9/08	1,627	73.85	(6,362)	(4,298)	7,798	8.94	10,247	6,923	3,885	2,625
10/08 - 9/09	1,225	70.90	(3,639)	(2,379)	4,950	8.64	1,673	1,083	(1,966)	(1,296)
10/09 - 9/10	903	71.20	(1,002)	(624)	950	8.52	122	78	(880)	(546)
10/10 - 9/11	171	71.35	(55)	(28)			-	-	(55)	(28)
			(11,058)	(7,329)			12,042	8,084	984	755
Collars
10/07 - 9/08	693	64.44/76.80	(3,734)	(2,404)	2,020	8.25/10.77	2,192	1,425	(1,542)	(979)
10/08 - 9/09	51	60.00/78.00	(223)	(139)	360	8.21/10.82	233	151	10	12
			(3,957)	(2,543)			2,425	1,576	(1,532)	(967)
Three-Way Collars
10/07 - 9/08	913	51.93/64.18/74.22	(6,989)	(4,493)	4,800	5.68/7.43/10.10	1,422	919	(5,567)	(3,574)
10/08 - 9/09	603	53.81/67.37/79.43	(1,396)	(859)	4,040	5.89/7.86/10.01	220	138	(1,176)	(721)
10/09 - 9/10	267	52.30/67.23/81.91	(209)	(112)	1,280	6.00/8.28/9.89	215	139	6	27
10/10 - 9/11	45	50.95/65.95/82.02	(42)	(22)	180	6.00/8.50/9.80	47	31	5	9
			(8,636)	(5,486)			1,904	1,227	(6,732)	(4,259)
Total			$(23,581)	$(15,684)			$22,308	$10,959	$(1,273)	$(4,725)

(1)	The contract price is weighted-averaged by contract volume.
(2)	The gain (loss) on derivative contracts is net of applicable income taxes.
(3)	Included in natural gas puts are 5,880 MMMBtus and 1,170 MMMBtus of $6 to $8 put spreads for the years ended September 30, 2008 and 2009, respectively.

We have reviewed the financial strength of our hedge counterparties and we believe the credit risk to be minimal.  At September 30, 2007, we had a $0.9 million deposit for collateral with one of our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45% to 5.75%.  At September 30, 2007, we had deferred $1,085,705, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income – July 1, 2007	$2,764
Hedging activities, net of tax:
Change in fair value of crude oil and natural gas hedging positions	(7,831)
Change in fair value of interest rate hedging position	(744)
Accumulated other comprehensive income (loss) – September 30, 2007	$(5,811)

Note 9 – Income Taxes

We adopted FASB Interpretation No. 48, Accounting for uncertainty in Income Taxes – an interpretation of SFAS No. 109, (“FIN 48”), effective July 1, 2007.  The adoption of FIN 48 did not have an effect on our consolidated financial statements.

FIN 48 prescribes a minimum recognition threshold and measurement methodology that a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  We recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes on continuing operations in our consolidated statements of income. There are no unrecognized tax benefits as of the date of adoption.  There are no unrecognized tax benefits that if recognized would affect the tax rate. There are no interest and penalties recognized as of the date of adoption or for the first quarter.

Our effective tax rate for the three months ended September 30, 2007 and 2006 was approximately 34.3% and 35.8%, respectively.

Note 10 – Commitments and Contingencies

Litigation. We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material affect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $0.5 million in letters of credit and $43.2 million of performance bonds outstanding as of September 30, 2007.

Drilling Rig Commitments. We have entered into two drilling rig commitments one for 90 days commencing on September 26, 2007 and the other for 45 days commencing on September 24, 2007. Total commitments under these contracts were approximately $6.9 million at September 30, 2007.

 Note 11 – Subsequent Events

On October 16, 2007 we completed an exchange of the $750 million 10 percent Senior Notes due 2013 of registered notes that were exchanged for the unregistered notes issued on June 8, 2007, (refer to Note 5 – Long-term Debt).

On November 19, 2007, we amended our Amended and Restated First Lien Credit Agreement.  This First Amendment to the Amended and Restated First Lien Credit Agreement generally provides the following:

1.	Increased the borrowing base from $425MM to $450MM with a further increase to $460MM upon certain circumstances;

2.	Modified the commodity hedge limitations and minimum liquidity during certain periods;

3.	Provided that the interest spread will increase by 15 basis points to the extent that commodity hedges exceed 90% of forecast proved developed producing production; and

4.	Provided for new lenders to join the bank group